Exhibit 3.1 Articles of Amendment to Amended and Restated Articles of Incorporation
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CITIZENS FIRST CORPORATION
Citizens First Corporation, a corporation organized and existing under and by virtue of the laws of the Commonwealth of Kentucky, does hereby certify:
FIRST: The name of the corporation is Citizens First Corporation.
SECOND: Article VII of the Amended and Restated Articles of Incorporation of the corporation is amended to read in its entirety as follows:
ARTICLE VII

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its board of directors. The number of directors shall be fixed by resolution of the board of directors from time to time, subject to the applicable provisions of the Act and the Corporation’s bylaws, and shall be at least seven (7) and not more than eighteen (18). The directors shall be divided into three classes with each class being as nearly equal in number as possible. The term of office of the first class of directors shall be one (1) year and shall expire at the first annual meeting of the shareholders of the Corporation (or until their successors are elected and qualified) after their election; the term of the second class of directors shall be two (2) years and shall expire at the second annual meeting of the shareholders of the Corporation (or until their successors are elected and qualified) after their election; and the term of the third class of directors shall be three (3) years and shall expire at the third annual meeting of the shareholders of the Corporation (or until their successors are elected and qualified) after their election.

Beginning with the first annual meeting of shareholders of the Corporation after the election of directors to the three classes described above, the term of office for each class of directors elected or re-elected to the board of directors shall be three (3) years and shall expire at the third succeeding annual meeting following their election or re-election (or until their successors are elected and qualified).

THIRD: The foregoing amendment to the Amended and Restated Articles of Incorporation was adopted by the shareholders of the corporation at a meeting held on May 17, 2007. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote on the amendment and the number of votes of each voting group indisputably represented at the meeting are as follows:
          No. of Shares         No. of Votes                      No. of Shares
Designation   Outstanding        Entitled to be Cast  Represented

Common  1,984,583   1,984,583   1,882,751

The total number of undisputed votes cast for the amendment by each voting group was 1,688,600. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.
FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of the Kentucky Business Corporation Act.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed this 18th day of May, 2007.

CITIZENS FIRST CORPORATION

By: /s/Mary D. Cohron
Mary D. Cohron, President

THIS INSTRUMENT PREPARED BY:

/s/ Caryn F. Price
Caryn F. Price
Wyatt, Tarrant & Combs
2800 Citizens Plaza
Louisville, Kentucky 40202
(502) 589-5235